EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1) Represents the grant of Restricted Stock Units (“RSUs”) for Board and Committee service under the Udemy, Inc. Outside Director Compensation Policy. Each RSU represents a contingent right to receive one share of Udemy, Inc.’s (the “Issuer's”) Common Stock upon settlement. The RSUs will fully vest on the earlier of (i) the date of the next annual meeting of stockholders of the Issuer following June 4, 2024 or (ii) June 4, 2025.
(2) Reporting person directly owns 89,970 shares of Common Stock of the Issuer (collectively, “Shares” and each, a “Share”)
(3) The Insight Funds (defined below) collectively hold 38,032,260 Shares. Grace Software Cross Fund Holdings, LLC (“Grace”) holds 984,909 Shares, Insight Venture Partners (Cayman) VII, L.P. (“Cayman VII”) holds 10,654,754 Shares, Insight Venture Partners (Delaware) VII, L.P. (“Delaware VII”) holds 1,530,921 Shares, Insight Venture Partners VII (Co-Investors), L.P. (“Co-Investors VII”) holds 560,198 Shares, Insight Venture Partners VII, L.P. (“IVP VII”) holds 24,203,192 Shares and Insight Partners Public Equities Master Fund, L.P. (“IPPE Master Fund”, and together with Grace, Cayman VII, Delaware VII, Co-Investors VII and IVP VII, the “Insight Funds”) holds 98,286 Shares.
(4) The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA VII Ltd”), IVA Ltd is the general partner of Insight Venture Associates VII, L.P. (“IVA VII LP”), IVA VII LP is the general partner of each of Cayman VII, Delaware VII, Co-Investors VII and IVP VII (collectively, “Fund VII”). Holdings is the sole shareholder of Insight Associates XI, Ltd. (“IA XI Ltd”), IA XI Ltd is the general partner of Insight Associates XI L.P. (“IA XI LP”) and IA XI LP is the manager of Grace. Holdings is the sole shareholder of Insight Venture Management, LLC (“IVM”), IVM is the sole member of Insight Partners Public Equities GP, LLC (“IPPE GP”) and IPPE GP is the general partner of IPPE Master Fund.
(5) All Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IVA VII Ltd, IVA VII Ltd is the general partner of IVA VII LP, IVA VII LP is the general partners of Fund VII, Holdings is the sole shareholder of IA XI Ltd, IA XI Ltd is the general partner of IA XI LP and IA XI LP is the manager of Grace, Holdings is the sole member of IVM, IVM is the sole member of IPPE GP and IPPE GP is the general partner of IPPE Master Fund, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all Shares held of record by Fund VII, Grace and IPPE Master Fund, except to the extent of his pecuniary interest therein.